Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2017 Results and Provides Operational Update

HOUSTON, TX — November 2, 2017 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced a net loss of $150 million, or $5.05 per basic and diluted share for the third quarter of 2017, compared to a net loss of $218 million, or $7.98 per basic and diluted share, for the third quarter of 2016. This decrease in net loss compared to the same period in 2016 was largely driven by a $96 million reduction in loss on amendment of contract and an $11 million decrease in general and administrative expenses offset by a $27 million increase in interest expense and a $33 million non-cash loss on debt related embedded derivatives associated with an increase in the market value of secured debt during the quarter.

As of September 30, 2017, cash, cash equivalents, short term investments and restricted cash were approximately $547 million. This includes $250 million of Angolan sale proceeds received pursuant to the purchase and sale agreement with Sonangol, but excludes approximately $179 million in receivables owed to Cobalt by Sonangol.

Capital expenditures are expected to be approximately $250 million in 2017, which excludes general and administrative expenses and interest expense. Of this amount, approximately $226 million has been spent as of September 30, 2017. Cobalt does not expect any significant cash outlays for its development activities for the remainder of the year given that drilling activities have been completed. Total 2017 cash outlays are currently expected to be approximately $537 million, of which approximately $409 million has been spent as of September 30, 2017.

Operational Update

In the deepwater Gulf of Mexico, Cobalt has completed the North Platte appraisal program and is currently planning to file for a suspension of production (“SOP”) during the fourth quarter of 2017. As a contingency to the SOP process, Cobalt is also currently in the planning stages for a North Platte #5 well.

At Anchor, the operator plans to file an application with the Bureau of Safety and Environmental Enforcement to expand the existing Anchor unit to include the two leases located immediately south of the unit (Green Canyon blocks 850 and 851). Assignments submitted for the south Anchor leases were approved by the Bureau of Ocean Energy Management in August. The operator currently intends to file for an SOP for the Anchor unit.

At Shenandoah, the operator is currently concluding studies to verify the suitability of a more cost effective facility as the production host and is also evaluating future drilling options.

Marketing efforts continue with respect to Cobalt’s Gulf of Mexico assets. However, given the scope of these assets, this process has taken longer than expected. Interested parties continue to be engaged in Cobalt’s data room and the process is still moving forward.

With regard to Angola, the two arbitration processes between Cobalt and Sonangol continue to progress and the arbitral tribunals for each arbitration have been constituted with a President for each selected. In addition, scheduling conferences are being planned to agree on long term schedules for both arbitrations cases. Cobalt continues to seek a constructive dialogue with Angola to attempt to resolve these disputes amicably. However, until this matter is resolved in a satisfactory manner, Cobalt will continue to vigorously prosecute these claims in arbitration and seek all available remedies.

Conference Call

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Cobalt’s third quarter 2017 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers (412) 317-6671. The passcode for the replay is 13672842. The replay will be available until November 16, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Aaron Skidmore Director, Investor Relations +1 (713) 457-4426	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Oil, natural gas and natural gas liquids revenues	$14,427	$4,228	$38,043	$9,037

Operating costs and expenses:
Seismic and exploration	11,522	21,228	32,605	36,719
Dry hole costs and impairments	45,983	50,346	325,574	205,735
Loss on amendment of contract	—	95,908	—	95,908
Lease operating expenses	2,638	2,373	8,371	5,031
General and administrative expenses	19,934	31,251	66,558	82,571
Accretion expense	296	102	883	306
Depreciation, depletion and amortization	10,500	7,183	29,472	14,642

Total operating costs and expenses	90,873	208,391	463,463	440,912

Operating loss	(76,446)	(204,163)	(425,420)	(431,875)

Other (expense) income, net:
Other income	169	—	10,870	4,375
Loss on embedded derivatives	(32,664)	—	(103,194)	—
Interest income	1,478	990	4,683	3,781
Interest expense	(42,155)	(15,034)	(128,380)	(46,650)

Total other expense, net	(73,172)	(14,044)	(216,021)	(38,494)

Net loss	$(149,618)	$(218,207)	$(641,441)	$(470,369)

Basic and diluted loss per share	$(5.05)	$(7.98)	$(21.72)	$(17.21)

Weighted average common shares outstanding (basis and diluted)	29,606	27,359	29,532	27,330

Consolidated Balance Sheet Information:

	September 30, 2017	December 31, 2016
	($ in thousands)
Cash and cash equivalents	$200,445	$613,534
Restricted cash	11,274	2,517
Short-term investments	325,235	340,418
Total current assets	757,821	1,147,191
Oil and natural gas properties	920,776	1,078,885
Total assets	1,692,384	2,230,478
Total current liabilities	469,884	533,954
Total long-term liabilities	2,692,944	2,537,858
Total stockholders’ equity (29,624,874 and 29,422,864 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	(1,470,444)	(841,334)
Total liabilities and stockholders’ equity	$1,692,384	$2,230,478

Consolidated Statement of Cash Flows Information:

	Nine Months Ended September 30,
	2017	2016
	($ in thousands)
Net cash (used in) provided by:
Operating activities	$(180,285)	$(74,838)
Investing activities	(212,362)	377,421
Financing activities	(1,285)	—